Exhibit 99.1

FOR RELEASE, Tuesday, January 8, 2008	For Further Information Contact:
5:00 a.m. Pacific Standard Time	Kelly Masuda, Investor Contact (310) 893-7434 or kmasuda@kbhome.com Heather Reeves, Media Contact (310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS 2007 FOURTH QUARTER AND FULL YEAR RESULTS
     Los Angeles, CA, January 8, 2008 — KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its fourth quarter and fiscal year ended November 30, 2007. Results include:
•	Revenues totaled $2.07 billion for the quarter ended November 30, 2007, down from $3.01 billion in the corresponding quarter of 2006, primarily reflecting lower housing revenues. Fourth quarter 2007 housing revenues of $2.02 billion were 31% lower than in the year-earlier period. This decline reflected a 22% year-over-year decrease in new home deliveries to 8,132 in the fourth quarter of 2007 from 10,386 in the 2006 fourth quarter, and a 12% year-over-year decrease in the average selling price to $247,800 in 2007 from $280,000 in 2006.
•	The Company reported a loss from continuing operations before income taxes of $399.0 million for the quarter ended November 30, 2007 due to pretax, non-cash charges of $403.4 million associated with inventory and joint venture impairments and the abandonment of certain land option contracts. In the year-earlier quarter, the Company posted a loss from continuing operations before income taxes of $171.1 million due to $343.3 million of pretax, non-cash impairment and abandonment charges.
•	During the fourth quarter of 2007, the Company recorded an after-tax, non-cash charge of $514.2 million to establish a valuation allowance related to its deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The valuation allowance is reflected as a charge to fourth quarter income tax expense and a reduction of the Company’s deferred tax assets as of November 30, 2007. Including the valuation allowance, the Company recorded a net loss of $772.7 million or $9.99 per diluted share in the fourth quarter of 2007. In the fourth quarter of 2006, the Company’s net loss totaled $49.6 million or $.64 per diluted share.
•	The Company delivered 23,743 new homes in fiscal year 2007, down 26% from the 32,124 new homes it delivered in fiscal year 2006. Revenues totaled $6.42 billion in fiscal year 2007, decreasing 32% from $9.38 billion in fiscal year 2006, reflecting fewer new home deliveries and a 9% year-over-year decline in the average selling price to $261,600 from $287,700. The Company posted a loss from continuing operations of $1.41 billion in fiscal year 2007 due to non-cash charges associated with inventory and joint venture impairments and land option contract abandonments; goodwill impairment; and the deferred tax assets valuation allowance. In fiscal year 2006, the Company generated income from continuing operations of $392.9 million. Including the results of its French discontinued operations, the Company posted a net loss of $929.4 million or $12.04 per diluted share in fiscal year 2007 and net income of $482.4 million or $5.82 per diluted share in fiscal year 2006.

•	The Company continued to generate positive cash flows in the 2007 fourth quarter, ending the year with a cash balance of $1.33 billion at November 30, 2007. The Company increased its cash balance by $625.2 million from November 30, 2006 in addition to reducing debt by $758.5 million. Furthermore, the Company had no borrowings outstanding under its $1.5 billion revolving credit facility as of November 30, 2007. The Company’s ratio of debt to total capital was 53.9% at November 30, 2007 compared to 50.0% at November 30, 2006. Net of cash, the ratio of debt to total capital improved 12.1 percentage points to 31.1% at November 30, 2007 from 43.2% at November 30, 2006.
     “The challenging market conditions we experienced through the first three quarters of 2007 continued during the fourth quarter,” said Jeffrey Mezger, president and chief executive officer. “Several factors weighed on the entire housing industry this year, including a persistent oversupply of new and resale homes available for sale, increased foreclosure activity, heightened competition for home sales, reduced home affordability, turmoil in the mortgage and credit markets, and decreased consumer confidence in purchasing homes.”
     “KB Home’s results for the 2007 fourth quarter and full year reflect the impact of these difficult industry conditions as well as our strategic actions to restructure our operations to better align with significantly reduced housing market activity,” Mezger noted. “We recorded additional impairment and abandonment charges in the fourth quarter as slowing sales rates and downward pressure on home prices and gross margins reduced the fair value of certain inventory positions and prompted us to reassess our strategy concerning certain projects.”
     “The inventory impairments we incurred during the housing downturn have produced substantial deferred tax assets,” Mezger continued. “As a result of the continued downturn in the housing market and the uncertainty as to its length and magnitude, we recorded a valuation allowance on certain deferred tax assets. This resulted in a substantial non-cash charge in the fourth quarter. To the extent that we generate sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets, we expect to see a reduction in our effective tax rate as the valuation allowance is reversed.”
     Total revenues of $2.07 billion for the quarter ended November 30, 2007 decreased 31% from $3.01 billion for the corresponding quarter of 2006, primarily due to lower housing revenues in all of the Company’s geographic operating segments. Fourth quarter housing revenues fell 31% to $2.02 billion in 2007 from $2.91 billion in 2006 due to a 22% year-over-year decrease in new home deliveries and a 12% year-over-year decline in the overall average selling price. The Company delivered 8,132 new homes with an average price of $247,800 in the fourth quarter of 2007 compared to 10,386 new homes with an average price of $280,000 in the year-earlier quarter. Land sale revenues totaled $50.3 million in the fourth quarter of 2007 compared to $96.6 million in the fourth quarter of 2006.

     The Company’s homebuilding business recorded fourth quarter operating losses of $331.6 million in 2007 and $160.5 million in 2006, driven by losses from both housing operations and land sales. Within housing operations, the 2007 fourth quarter loss was primarily due to pretax, non-cash charges of $290.3 million for inventory impairments and land option contract abandonments, $15.2 million for impairments related to future land sales, and compressed operating margins resulting from competitive pressures. Largely as a result of the inventory impairment and abandonment charges, the Company’s housing gross margin fell to a negative 4.3% in the 2007 fourth quarter from a positive 9.1% in the year-earlier quarter. Excluding these charges, the Company’s fourth quarter housing gross margin would have been 10.1% in 2007 and 17.4% in 2006. The Company recorded losses on land sales of $16.4 million and $94.1 million in the fourth quarters of 2007 and 2006, respectively, including pretax, non-cash impairment charges related to planned future land sales. The Company’s equity in pretax loss of unconsolidated joint ventures totaled $89.2 million and $28.7 million in the fourth quarters of 2007 and 2006, respectively, including impairment charges of $97.9 million in 2007 and $39.3 million in 2006. Taken together, these charges and the valuation allowance for deferred tax assets produced a net loss of $772.7 million or $9.99 per diluted share for the 2007 fourth quarter compared to a net loss of $49.6 million or $.64 per diluted share in the fourth quarter of 2006.
     “We took several decisive actions during 2007 to generate cash flow, reduce debt levels and strengthen our balance sheet,” said Mezger. “These actions included reducing inventory and community count, trimming our workforce, consolidating or exiting underperforming markets, increasing liquidity and opportunistically selling our French operations near the recent market peak in that country. Overall, we reduced debt by $759 million in 2007 and increased our cash balance by $625 million. At November 30, 2007, we had $1.33 billion in cash, surpassing our previous guidance by more than $300 million, with no borrowings outstanding under our $1.5 billion revolving credit facility. Our ratio of net debt to capital stood at 31.1% at November 30, 2007, even after accounting for the deferred tax assets valuation allowance. This represents a significant improvement from our 43.2% ratio at the end of 2006 and is well ahead of our targeted range.”
     “Notwithstanding our current cash and capital resources, the impact of the impairments and deferred tax assets valuation allowance required us to obtain a waiver under our revolving credit facility relating to a consolidated tangible net worth covenant,” said Mezger. “To address our covenant compliance for future periods, we are currently working with our bank partners to amend our credit facility covenants. We have a long-standing and positive working relationship with our bank group and, based on preliminary discussions, we expect to enter into an amendment by the end of the first quarter of 2008.”
     The Company’s homebuilding operations generated 2,574 net orders in the fourth quarter of 2007, down 32% from 3,763 net orders in the prior year’s fourth quarter. All of the Company’s geographic operating segments generated negative year-over-year net order comparisons. The decline in net orders reflected a year-over-year decrease in the number of new home communities the Company operates as well as the difficult market conditions. The Company’s 2007 fourth quarter cancellation rate of 58% was unchanged from that of the year-earlier quarter but was higher than the 50% rate reported in the 2007 third quarter. Backlog at November 30, 2007 totaled 6,322 units, representing potential future housing revenues of approximately $1.50 billion. These backlog levels were down 40% and 47%, respectively, from 10,575 backlog units and approximately $2.83 billion backlog value at November 30, 2006. The lower backlog levels reflect declining net orders for the past several quarters and lower average selling prices.

     “We believe 2008 will be another tough year for the homebuilding industry,” said Mezger. “However, we will continue our efforts from the past year to strengthen our balance sheet, streamline our cost structure, align our organization with expected reduced delivery volumes, and sharpen our operating disciplines and strategies. We believe this approach will provide KB Home with a solid financial position on which it can leverage its geographic diversity and proven built-to-order business model to capitalize on growth opportunities that will develop as housing markets stabilize.”
     For the year ended November 30, 2007, the Company delivered 23,743 new homes, down 26% from the 32,124 new homes it delivered in 2006. The Company’s revenues decreased 32% to $6.42 billion in fiscal year 2007 from $9.38 billion a year earlier, reflecting a reduction in new home deliveries and a 9% year-over-year decline in the average selling price to $261,600 in 2007 from $287,700 in 2006. The Company posted a loss from continuing operations of $1.41 billion or $18.33 per diluted share in fiscal year 2007 due to pretax, non-cash charges of $1.41 billion for inventory and joint venture impairments and land option contract abandonments, $107.9 million for goodwill impairments, and a $514.2 million after-tax, non-cash valuation allowance charge associated with the Company’s deferred tax assets. In fiscal year 2006, the Company’s income from continuing operations totaled $392.9 million or $4.74 per diluted share, reflecting $431.2 million of similar pretax, non-cash inventory and joint venture impairment and abandonment charges. Including the results from its French discontinued operations, the Company posted a net loss of $929.4 million or $12.04 per diluted share in fiscal year 2007 and net income of $482.4 million or $5.82 per diluted share in fiscal year 2006. The French discontinued operations contributed after-tax income of $485.4 million or $6.29 per diluted share in fiscal year 2007, including a $438.1 million after-tax gain realized on the sale of the operations, and $89.4 million or $1.08 per diluted share in fiscal year 2006.

The Conference Call on the Fourth Quarter 2007 earnings will be broadcast live TODAY at 9:00 a.m. Pacific Standard Time, 12:00 p.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at http://www.kbhome.com.
KB Home, one of the nation’s largest homebuilders, has been building quality homes for families for more than 50 years. Headquartered in Los Angeles, the Company has operating divisions in 13 states, building communities from coast to coast. KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards) and homebuilding markets; and other events outside of our control. In addition, our ability to amend our credit facility covenants as stated in this release depends on the willingness of our lenders to enter into such amendment on mutually acceptable terms, a risk factor that is beyond our control. If we are unable to amend our credit facility covenants and are unable to maintain compliance with such covenants, our lenders may declare us to be in default under the credit facility and could suspend our ability to borrow under the credit facility, demand that we compensate them for waiving such default and/or exercise additional remedies under the terms of the credit facility that could have an adverse affect on our business. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2007 and 2006
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2007	2006 (a)	2007	2006 (a)
Total revenues	$6,416,526	$9,380,083	$2,070,580	$3,011,672

Homebuilding:
Revenues	$6,400,591	$9,359,843	$2,065,349	$3,005,044
Costs and expenses	(7,758,926)	(8,789,527)	(2,396,964)	(3,165,495)

Operating income (loss)	(1,358,335)	570,316	(331,615)	(160,451)

Interest income	28,636	5,503	9,754	2,356
Loss on early redemption/interest expense, net of amounts capitalized	(12,990)	(16,678)	—	—
Equity in pretax loss of unconsolidated joint ventures	(151,917)	(20,830)	(89,190)	(28,675)

Homebuilding pretax income (loss)	(1,494,606)	538,311	(411,051)	(186,770)

Financial services:
Revenues	15,935	20,240	5,231	6,628
Expenses	(4,796)	(5,923)	(1,272)	(1,294)
Equity in pretax income of unconsolidated joint venture	22,697	19,219	8,139	10,294

Financial services pretax income	33,836	33,536	12,098	15,628

Income (loss) from continuing operations before income taxes	(1,460,770)	571,847	(398,953)	(171,142)

Income tax benefit (expense)	46,000	(178,900)	(373,700)	91,200

Income (loss) from continuing operations	(1,414,770)	392,947	(772,653)	(79,942)

Income from discontinued operations, net of income taxes	47,252	89,404	—	30,300
Gain on sale of discontinued operations, net of income taxes	438,104	—	—	—

Net income (loss)	$(929,414)	$482,351	$(772,653)	$(49,642)

Basic earnings (loss) per share
Continuing operations	$(18.33)	$4.99	$(9.99)	$(1.04)
Discontinued operations	6.29	1.13	—	0.40

Basic earnings (loss) per share	$(12.04)	$6.12	$(9.99)	$(0.64)

Diluted earnings (loss) per share
Continuing operations	$(18.33)	$4.74	$(9.99)	$(1.04)
Discontinued operations	6.29	1.08	—	0.40

Diluted earnings (loss) per share	$(12.04)	$5.82	$(9.99)	$(0.64)

Basic average shares outstanding	77,172	78,829	77,330	77,069

Diluted average shares outstanding	77,172	82,856	77,330	77,069

(a) Certain prior year amounts have been reclassified to conform to current year classifications.

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	November 30,
	2007	2006 (a)
Assets

Homebuilding:
Cash and cash equivalents	$1,325,255	$700,041
Receivables	295,739	224,077
Inventories	3,312,420	5,751,643
Investments in unconsolidated joint ventures	297,010	381,242
Deferred income taxes	222,458	430,806
Goodwill	67,970	177,333
Other assets	140,712	160,197

	5,661,564	7,825,339

Financial services	44,392	44,024

Assets of discontinued operations	—	1,394,375

Total assets	$5,705,956	$9,263,738

Liabilities and Stockholders’ Equity

Homebuilding:
Accounts payable	$699,851	$626,243
Accrued expenses and other liabilities	975,828	1,600,617
Mortgages and notes payable	2,161,794	2,920,334

	3,837,473	5,147,194

Financial services	17,796	26,276

Liabilities of discontinued operations	—	1,167,520

Stockholders’ equity	1,850,687	2,922,748

Total liabilities and stockholders’ equity	$5,705,956	$9,263,738

(a) Certain prior year amounts have been reclassified to conform to current year classifications.

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2007 and 2006
(In Thousands)

	Twelve Months		Three Months
	2007	2006	2007	2006
Homebuilding revenues:

Housing	$6,211,563	$9,243,236	$2,015,076	$2,908,454
Land	189,028	116,607	50,273	96,590

Total	$6,400,591	$9,359,843	$2,065,349	$3,005,044

	Twelve Months		Three Months
	2007	2006	2007	2006
Costs and expenses:

Construction and land costs
Housing	$6,563,082	$7,456,003	$2,101,598	$2,643,358
Land	263,297	210,016	66,716	190,643

Subtotal	6,826,379	7,666,019	2,168,314	2,834,001
Selling, general and administrative expenses	824,621	1,123,508	228,650	331,494
Goodwill impairments	107,926	—	—	—

Total	$7,758,926	$8,789,527	$2,396,964	$3,165,495

	Twelve Months		Three Months
	2007	2006	2007	2006
Loss on early redemption/interest expense:

Interest incurred	$186,560	$237,752	$38,140	$74,556
Loss on early redemption	12,990	—	—	—
Interest capitalized	(186,560)	(221,074)	(38,140)	(74,556)

Loss on early redemption/interest expense	$12,990	$16,678	$—	$—

	Twelve Months		Three Months
	2007	2006	2007	2006
Other information:

Depreciation and amortization	$19,752	$20,532	$4,491	$5,341
Amortization of previously capitalized interest	171,496	143,249	71,538	61,607

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2007 and 2006

	Twelve Months		Three Months
	2007	2006	2007	2006
Average sales price:

West Coast	$433,600	$489,500	$391,200	$482,200
Southwest	258,500	306,900	236,800	276,500
Central	167,800	159,800	164,400	158,800
Southeast	229,400	244,300	222,300	237,900

Total	$261,600	$287,700	$247,800	$280,000

	Twelve Months		Three Months
	2007	2006	2007	2006
Unit deliveries:

West Coast	4,957	7,213	1,860	2,505
Southwest	4,855	7,011	1,476	1,848
Central	6,310	9,613	2,214	3,106
Southeast	7,621	8,287	2,582	2,927

Total	23,743	32,124	8,132	10,386

Unconsolidated joint ventures:	127	4	95	—

	Twelve Months		Three Months
	2007	2006	2007	2006
Net orders:

West Coast	4,532	4,574	679	772
Southwest	3,631	4,113	482	576
Central	5,266	7,723	660	1,156
Southeast	6,061	6,049	753	1,259

Total	19,490	22,459	2,574	3,763

Unconsolidated joint ventures:	282	58	9	34

	November 30, 2007		November 30, 2006
	Backlog Units	Backlog Value	Backlog Units	Backlog Value
Backlog data: (Dollars in thousands)
West Coast	1,190	$466,726	1,615	$819,795
Southwest	1,306	313,120	2,530	708,206
Central	2,011	312,952	3,055	487,223
Southeast	1,815	406,037	3,375	811,533

Total	6,322	$1,498,835	10,575	$2,826,757

Unconsolidated joint ventures:	209	$80,523	54	$20,292